UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2011

BlackRock MuniHoldings Fund, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	811-08081	22-3508039
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 810-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01        Regulation FD Disclosure.

On June 15, 2011, BlackRock MuniHoldings New York Quality Fund, Inc., BlackRock MuniHoldings Fund, Inc., BlackRock New Jersey Municipal Bond Trust, BlackRock Municipal Income Investment Quality Trust, BlackRock Maryland Municipal Bond Trust, BlackRock Municipal Bond Trust, BlackRock Investment Quality Municipal Income Trust, BlackRock Virginia Municipal Bond Trust, BlackRock Municipal Bond Investment Trust, The BlackRock Pennsylvania Strategic Municipal Trust, BlackRock Municipal Income Investment Trust, BlackRock California Municipal 2018 Term Trust, BlackRock Municipal 2018 Term Trust and BlackRock New York Municipal Bond Trust (the "Funds") and certain other BlackRock closed-end registered investment companies (the "Other Funds") entered into an agreement (the "Agreement") with Karpus Management, Inc. ("Karpus"), Special Opportunities Fund, Inc. ("SOF") and Opportunity Partners L.P. ("Opportunity Partners" and, together with SOF, the "Bulldog/Brooklyn Funds"), pursuant to which, among other things, Karpus and the Bulldog/Brooklyn Funds agreed to withdraw all director nominations and shareholder proposals that they had previously submitted to the Funds.

Each Fund has agreed that, if all of the outstanding auction rate preferred securities ("AMPS") of such Fund have not been redeemed two weeks prior to the date a Fund mails its proxy materials to shareholders in connection with the Fund's 2012 annual meeting of shareholders (each, a "2012 Annual Meeting"), Karpus or the Bulldog/Brooklyn Funds, as applicable (based on the party who submitted the nomination notice), will be entitled to designate an individual (the "Designee") to be nominated as a director/trustee elected by the preferred shareholders of such Fund, to serve on the board of directors/trustees of such Fund, and such Fund will include the Designee in the Fund's proxy materials, and such Fund's board of directors/trustees will recommend that the Designee be elected, in connection with its 2012 Annual Meeting if the Designee is reasonably acceptable to the board of directors/trustees of a Fund and agrees to resign from the board of directors/trustees at such time as all of the AMPS of a Fund are redeemed. The Funds are under no obligation to redeem any of the AMPS and any redemption of AMPS will be made only after a determination by the board of directors/trustees of a Fund that such redemption is in the best interests of all of a Fund's shareholders.

Pursuant to the Agreement, (a) Karpus and the Bulldog/Brooklyn Funds each withdrew its purported nomination(s) of individual(s) for election to the boards of directors/trustees for each of the Funds for the 2011 annual meetings of the shareholders (the "2011 Annual Meetings") and agreed to vote all shares of the Funds that they own in favor of the nominees of the board of directors/trustees at the 2011 Annual Meetings and the 2012 Annual Meetings; (b) Karpus withdrew the Rule 14a-8 shareholder proposal that it made to certain of the Funds in connection with the 2011 Annual Meetings; and (c) the Bulldog/Brooklyn Funds withdrew the three non-Rule 14a-8 shareholder proposals that they made to certain of the Funds in connection with the 2011 Annual Meetings.

In addition, Karpus and the Bulldog/Brooklyn Funds each agreed that, until after the Funds' 2014 annual meetings of shareholders, it will not make any shareholder proposals (pursuant to Rule 14a-8 or otherwise); make, participate in or encourage any solicitation of proxies or consents; seek the election, appointment or removal of any director; form or join a "group" with respect to the Funds; act to control or to influence or act to seek control or influence the management, policies or boards of directors/trustees of the Funds; propose any extraordinary transaction; or participate or take action pursuant to any "shareholder access" proposal.  Also, until after the 2012 Annual Meetings, (a) Karpus and the Bulldog/Brooklyn Funds agreed to be bound by the foregoing "standstill" covenants and not take any of the above actions with respect to the Other Funds and (b) the parties agreed to a mutual non-disparagement provision.

Under the terms of the Agreement, the parties agreed to take all steps necessary to cause the litigation in the Delaware Chancery Court between Karpus, the Bulldog/Brooklyn Funds and certain of the Funds to be dismissed, without prejudice.  Pursuant to the Agreement, the Funds and the Other Funds will reimburse Karpus and the Bulldog/Brooklyn Funds for up to $150,000 (in the aggregate) of reasonable, documented out-of-pocket fees and expenses incurred in connection with the litigation and their proxy solicitation.

The above summary of the Agreement is qualified entirely by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.       Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Agreement, dated June 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2011

BLACKROCK MUNIHOLDINGS FUND, INC.

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
99.1	Agreement, dated June 15, 2011.